Managing Director Martha King encourages shareholders to vote in Vanguard’s 2017 proxy campaign. Every shareholder can make a difference by helping elect trustees of the Vanguard funds and voting on fund policy changes.

Subject: Update: Your vote is needed

Preheader: Please vote your ballot for your new account

Update: Your vote is needed for each account you own

Dear Shareholder,

Thank you for choosing Vanguard for your investments.

Vanguard opened an important 3-month proxy voting campaign on August 16, 2017. Shareholders are being asked to help elect their fund trustees and vote on several policy changes across Vanguard's U.S.-domiciled fund lineup.

Please note: Ballots and voting reminders for any mutual fund accounts and brokerage accounts opened before July 13, 2017, were delivered in August. As of this mailing, additional ballots are also available for any account opened or upgraded from July 13, 2017, to August 16, 2017. Each separate ballot must be voted for your vote to count for those shares and units.

Please log on to your Vanguard account and visit your secure message center for proxy materials and other important information.

We're requesting your vote because you owned shares of at least one Vanguard fund as of August 16, 2017, which was the record date for the proxy. We encourage you to vote even if you sold any of your shares after that date. No matter how many shares or units you owned, your vote is important.

Thank you for your continued support of this important initiative.

Sincerely,

F. William McNabb III
Chairman and Chief Executive Officer

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